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                                   Exhibit 99.1


                                   ENCAD, INC.

                        1993 EMPLOYEE STOCK PURCHASE PLAN

                  AS AMENDED AND RESTATED THROUGH JULY 20, 2000


         I.       PURPOSE

                  This ENCAD, Inc. 1993 Employee Stock Purchase Plan (the "Plan") is intended to provide Qualifying Employees with the opportunity to acquire a proprietary interest in the Company by accumulating amounts for the Employee's Account through payroll deductions and the periodic application of such amounts to the purchase of shares of the Company's Common Stock.

                  All share numbers in this restatement reflect the two-for-one split of the Common Stock effected on May 31, 1996.

         II.      DEFINITIONS

                  For purposes of plan administration, the following terms shall have the meanings indicated:

                  ACT shall mean the Securities Act of 1933 (as amended).

                  ACCOUNT means the amount held for the benefit of a Participant hereunder which Account shall be increased by any payroll deductions from the Participant and will be decreased by amounts applied to the purchase of shares or refunded to or for the benefit of the Participant hereunder.

                  BASE SALARY means the basic earnings paid to a Participant by Participating Companies plus any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program (now existing or hereafter established). Base Salary shall not include (I) overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments or (II) contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant's behalf under any employee benefit or welfare plan (now existing or hereafter established).

                  BOARD means the Company's Board of Directors.

                  CODE means the Internal Revenue Code of 1986, as amended from time to time.

                  COMPANY means ENCAD, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of ENCAD, Inc. which adopts the Plan.

                  COMMON STOCK means shares of the Company's Common Stock.

                  CORPORATE AFFILIATE means any company which is a parent or subsidiary corporation of the Company (as determined in accordance with Code
Section 424), including any parent or subsidiary corporation which becomes such after the Effective Date.


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                  EFFECTIVE DATE means the first day of the term of this Plan as set forth in Article XI.A which occurred upon the effective date of the S-8 Registration Statement covering the shares of Common Stock issuable under the Plan. However, for any Corporate Affiliate which becomes a Participating Company in the Plan after the first day of the initial option period, a subsequent Effective Date shall be designated with respect to participation by its Qualifying Employees.

                  ENTRY DATE means the date on which a Participant first joins the option period in effect under the Plan.

                  PARTICIPANT means any Eligible Employee of a Participating Company who has enrolled and is actively participating in the Plan.

                  PARTICIPATING COMPANY means the Company and any Corporate Affiliate designated from time to time by the Board.

                  QUALIFYING EMPLOYEE means any person who is engaged, on a regularly-scheduled basis of more than twenty (20) hours per week, in the rendition of personal services to the Company, or any Participating Company in exchange for amounts which constitute wages under Section 3121(a) of the Code, provided that no person who owns (within the meaning of Code Section 424(d)) or holds outstanding options or other rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate affiliates shall be a Qualifying Employee.

                  QUARTER means a calendar quarter coincident with or otherwise occurring within an option period and (except for the first Quarter of the initial option period or as otherwise designated by the Plan Administrator), each Quarter shall begin on the first business day of the Quarter and shall end on the last business day of such Quarter. The first Quarter of the initial option period under this Plan began on the Effective Date and ended on March 31, 1994.

                  SERVICE means the period during which an individual remains a Qualifying Employee and all periods of Service shall be measured from such individual's most recent date of hire by the Company or such Corporate Affiliate.

         III.     ADMINISTRATION

                  The Plan shall be administered by the Board or by a committee comprised of two (2) or more Board members appointed from time to time by the Board (the "Plan Administrator"). The Plan Administrator shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan.

         IV.      OPTION PERIODS

                  A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive option periods during the term of the Plan until the maximum number of shares of Common Stock available for issuance under the Plan shall have been issued.

                  B. The initial option period began on the Effective Date and ended on the last business day in December, 1994. Subsequent option periods shall consist of one or more Quarters, as determined


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by the Plan Administrator prior to the start of the applicable period. In no event, however, may any option period exceed one calendar year.

                  C. Each Participant will have purchase rights as set forth in Article VII for each option period, the purchase price for which shall be collected through payroll deductions and which purchase rights shall be exercised in successive installments each Quarter within the option period.

                  D. The acquisition of Common Stock through participation in the Plan for any option period shall neither limit nor require the acquisition of Common Stock by the Participant in any subsequent option period.

         V.       ELIGIBILITY AND PARTICIPATION

                  A. Each Qualifying Employee shall be eligible to participate in an option period under the Plan in accordance with the following provisions:

                           - All Qualifying Employees on the Effective Date may enter the initial option period on the Effective Date by enrolling in accordance with Article V.C below.

                           - For each subsequent option period, an individual who is a Qualifying Employee on the first day of that option period may enter that option period by enrolling in accordance with
         Article V.C below on or before that day.

                           - An individual who first becomes a Qualifying Employee after the start date of an option period may enter that option period by enrolling in accordance with Article V.C below on or before the first day of the first Quarter within that option period coincident with or next following the date such individual first becomes such a Qualifying Employee.

                  B. A Qualifying Employee who does not enroll in an option period on or before the first date such Qualifying Employee is otherwise permitted to enroll hereunder may not subsequently enroll in that option period and must wait until the start of a subsequent option period to enroll.

                  C. To enroll in the Plan, a Qualifying Employee must complete the enrollment forms prescribed by the Plan Administrator and file such forms with the Plan Administrator (or its designate) on or before the date such Qualifying Employee is first permitted to enter the option period.

                  D. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Base Salary paid to the Participant during each Quarter within the option period, up to a maximum of ten percent (10%) of Base Salary. The deduction rate so authorized shall continue in effect for the remainder of the option period, except to the extent such rate is changed in accordance with the following guidelines:

                           - The Participant may, at any time during a Quarter, reduce the rate of payroll deduction. Such reduction shall become effective as soon as possible after filing of the requisite reduction form with the Plan Administrator (or its designate), but the Participant may not effect more than one such reduction during the same Quarter.

                           -        The Participant may, prior to the
         commencement of any new Quarter within an existing option period or otherwise coincident with a new option period,


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         increase or decrease the rate of payroll deduction for the new Quarter by filing the appropriate form with the Plan Administrator (or its designate). The new rate shall become effective as of the first day of the next Quarter.

                  Payroll deductions will automatically cease upon the termination of the Participant's purchase right in accordance with the applicable provisions of Article VII below.

         VI.      STOCK SUBJECT TO PLAN

                  A. The maximum number of shares of Common Stock which may be issued under the Plan shall be 720,000 shares of Common Stock (subject to adjustment under Article VI.B below). Such share reserve consists of (i) the 200,000 shares initially reserved for issuance under the Plan, (ii) the 200,000-share increase authorized by the Board on March 12, 1996 and approved by the stockholders at the 1996 Annual Meeting, (iii) an additional 120,000-share increase authorized by the Board on February 11, 1997 and approved by the stockholders at the 1997 Annual Meeting and (iv) the additional 200,000-share increase authorized by the Board on December 9, 1999 and approved by the stockholders at the 2000 Annual Meeting.

                  B. In the event any change is made to the Company's outstanding Common Stock by reason of any stock dividend, stock split, combination of shares or other change affecting such outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of shares issuable over the term of the Plan, (ii) the class and maximum number of shares purchasable per Participant during any one option period and (iii) the class and number of shares and the price per share in effect under each purchase right at the time outstanding under the Plan. Such adjustments shall be designed to preclude the dilution or enlargement of rights and benefits under the Plan.

         VII.     PURCHASE RIGHTS

                  Each Participant in a particular option period shall have the right to purchase shares of Common Stock in one or more successive quarterly installments during such option period on the terms and conditions set forth below (the "Purchase Rights"). Each Participant shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may require.

                  PURCHASE PRICE. The Purchase Rights shall be exercised at the end of each Quarter within an option period at a purchase price equal to eighty-five percent (85%) of the LOWER of (i) the fair market value per share of the Common Stock on the Participant's Entry Date into that option period or (ii) the fair market value per share of the Common Stock on the last business day of the Quarter. However, for each Participant whose Entry Date is other than the first day of the option period, the amount determined under clause (i) shall not be less than the fair market value of the Common Stock on the first day of that option period.

                  VALUATION. The fair market value per share of Common Stock on any relevant date under the Plan shall be the closing selling price on that date, as officially quoted on the NASDAQ National Market, or if there is no quoted selling price for such date, then the closing selling price on the next preceding day for which there does exist such a quotation.

                  NUMBER OF PURCHASABLE SHARES. The number of shares purchasable by a Participant each Quarter shall be the number of whole shares obtained by dividing the amount in Participant's Account at


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the end of such Quarter by the purchase price in effect for the Quarter.
However, no Participant may, during any one option period, purchase more than 2,000 shares of Common Stock (subject to adjustment under Article VI.B).

                  Notwithstanding the above, no Participant shall have the right to purchase shares of Common Stock to the extent that, immediately after the grant, such Participant would own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.

                  PAYMENT. Payment for the Common Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the Participant's Entry Date into the option period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the option period. The amounts so collected shall be credited to the Participant's Account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such Account. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

                  TERMINATION OF PURCHASE RIGHT. The following provisions shall govern the termination of outstanding purchase rights:

                           (i) A Participant may, at any time prior to the last five (5) business days of the Quarter, terminate his/her outstanding purchase right under the Plan by filing the prescribed notification form with the Plan Administrator (or its designate). No further payroll deductions shall be collected from the Participant with respect to the terminated purchase right, and any payroll deductions collected for the current Quarter shall, at the Participant's election, be immediately refunded or held for the purchase of shares on the end of the Quarter. If no such election is made, then such funds shall be refunded as soon as possible after the close of such Quarter.

                           (ii) After the termination of his or her purchase right for an option period, the Participant may not subsequently rejoin that option period. In order to resume participation in any subsequent option period, such individual must re-enroll in the Plan for that option period.

                           (iii) If a Participant ceases to be a Qualifying Employee during an option period, then all payroll deductions shall terminate and the Participant (or the personal representative of the estate of a deceased Participant) shall have the following election, exercisable up until the end of the Quarter in which the Participant ceases to be a Qualifying Employee:

                                    -        to withdraw in cash all of the
         Participant's payroll deductions for such Quarter, or

                                    -        to have such funds held for the
         purchase of shares at the end of the Quarter.

                           If no such election is made, then all funds in the Participant's account shall be refunded at the close of such Quarter.


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                  STOCK PURCHASE. Subject to the limitations set forth herein, funds held in a Participant's Account at the end of a Quarter (and which are not required to be refunded hereunder) shall be applied to the purchase of whole shares of Common Stock for the Participant on the last business day of the Quarter at the purchase price in effect for such Quarter. Any payroll deductions not applied to such purchase because they are not sufficient to purchase a whole share shall be held for the purchase of Common Stock in the next Quarter. Any payroll deductions not applied to the purchase of Common Stock for any other reason shall be promptly refunded to the Participant.

                  PRORATION OF PURCHASE RIGHTS. If the total number of shares of Common Stock which would otherwise be purchased hereunder on any date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares to Participants on a uniform and nondiscriminatory basis.

                  RIGHTS AS SHAREHOLDER. A Participant shall have no shareholder rights with respect to the shares subject to his/her outstanding purchase right until the shares are actually purchased on the Participant's behalf in accordance with the applicable provisions of the Plan. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

                  A Participant shall not be entitled to receive a stock certificate for the number of shares purchased, or sell any shares purchased, within a period of less than six (6) months from the time of purchase. Such certificate may, upon the Participant's request, be issued in the names of the Participant and his/her spouse as community property or as joint tenants with right of survivorship.

                  ASSIGNABILITY. No purchase right granted under the Plan shall be assignable or transferable by the Participant other than by will or by the laws of descent and distribution following the Participant's death, and during the Participant's lifetime the purchase right shall be exercisable only by the Participant.

                  CHANGE IN OWNERSHIP. Should the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of:

                           (i) a sale, merger or other reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated), or

                           (ii) a reverse merger in which the Company is the surviving corporation but in which more than 50% of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to the reverse merger, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or reverse merger by applying the amounts in each Participant's Account to the purchase of whole shares of Common Stock at eighty-five percent (85%) of the LOWER of (i) the fair market value of the Common Stock on the Participant's Entry Date into the option period in which such transaction occurs or (ii) the fair market value of the Common Stock immediately prior to the consummation of such transaction. However, the applicable share limitations of Articles VII and VIII shall continue to apply to any such purchase, and the clause (i) amount above shall not, for any Participant whose Entry Date for the option period is other than the start date of such option period, be less than the fair market value of the Common Stock on such start date.


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                  The Company shall use its best efforts to provide at least ten
(10)-days advance written notice of the occurrence of any such sale, merger, reorganization or reverse merger, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights in accordance with the applicable provisions of this Article VII.

         VIII.    ACCRUAL LIMITATIONS

                  A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (I) rights to purchase Common Stock accrued under any other purchase right outstanding under this Plan and (II) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or its Corporate Affiliates, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

                  B. For purposes of applying such accrual limitations, the right to acquire Common Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:

                           (i) The right to acquire Common Stock under each such purchase right shall accrue in one or more successive quarterly installments as and when the purchase right first becomes exercisable for each such quarterly installment on the last business day of each Quarter for which the right remains outstanding.

                           (ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Common Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more purchase rights held by the Participant during such calendar year.

                           (iii) If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Quarter, then the payroll deductions which the Participant made during that Quarter with respect to such purchase right shall be promptly refunded.

                  C. In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

         IX.      STATUS OF PLAN UNDER FEDERAL TAX LAWS

                  The Plan is designed to qualify as an employee stock purchase plan under Code Section 423.

         X.       AMENDMENT AND TERMINATION

                  A. The Board may alter, amend, suspend or discontinue the Plan following the close of any Quarter. However, the Board may not, without the approval of the Company's stockholders:


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                           (i)      materially increase the number of shares
         issuable under the Plan or the maximum number of shares which may be purchased per Participant during any one option period under the Plan, except that the Plan Administrator shall have the authority, exercisable without such stockholder approval, to effect adjustments to the extent necessary to reflect changes in the Company's capital structure pursuant to Article VI.B;

                           (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares issuable under the Plan; or

                           (iii) materially modify the requirements for eligibility to participate in the Plan.

                  B. The Company shall have the right, exercisable in the sole discretion of the Plan Administrator, to terminate all outstanding purchase rights under the Plan immediately following the close of any Quarter. Should the Company elect to exercise such right, then the Plan shall terminate in its entirety. No further purchase rights shall thereafter be granted or exercised, and no further payroll deductions shall thereafter be collected, under the Plan.

         XI.      GENERAL PROVISIONS

                  A. The term of this Plan commenced on the effective date of the S-8 Registration Statement covering the common stock issuable under the Plan, but no shares of Common Stock were issued hereunder, until (i) the Plan had been approved by the stockholders and (ii) the Company had complied with all applicable requirements, all applicable listing requirements of any securities exchange on which shares of the Common Stock are listed and all other applicable requirements established by law or regulation and the Plan Administrator shall have determined to commence granting Purchase Rights hereunder.

                  B.       The Plan shall terminate on December 31, 2003.

                  C. All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

                  D. Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any Corporate Affiliate for any period, and such person's employment may be terminated at any time, with or without cause.

                  E. The Plan was amended and restated by the Board on December 9, 1999 (the "2000 Restatement") to (i) increase the maximum number of shares of Common Stock authorized for issuance under the Plan by an additional 200,000 shares so that the authorized share reserve is thereby increased from 520,000 shares to 720,000 shares of Common Stock and (ii) effect certain other changes to facilitate the administration of the Plan. This amendment was approved by the stockholders at the 2000 Annual Meeting, and no purchase rights were granted, and no stock issuances were effected, on the basis of the share increase authorized by the 2000 Restatement until that restatement had been approved by the stockholders at the 2000 Annual Meeting.


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